Exhibit 107 Calculation of Filing Fee Tables Form F-3 (Form Type) Gambling.com Group Limited (Exact Name of Registrant as Specified in its Charter) Table 1: Newly Registered Securities and Carry Forward Securities Security Type Security Class Title Fee Calculation or Carry Forward Rule Amount Registered(1) Proposed Maximum Offering Price Per Unit(2) Maximum Aggregate Offering Price(2)(3) Fee Rate Amount of Registration Fee Carry Forward Form Type Carry Forward File Number Carry Forward Initial effective date Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward Newly Registered Securities Fees to Be Paid Equity Ordinary Shares, no par value Equity Preferred Shares Debt Debt Securities Other Subscription Rights Other Warrants Other Units Unallocated (Universal) Shelf Unallocated (Universal) Shelf 457(o) (1) (2) $200,000,000(2)(3) 0.0000927 $18,540 Carry Forward Securities Carry Forward Securities Total Offering Amounts $200,000,000 Total Fees Previously Paid Total Fee Offsets Net Fee Due $18,540

(1) There are being registered hereunder such indeterminate number of ordinary shares and preferred shares, such indeterminate amount of debt securities, such indeterminate number of subscription rights to purchase ordinary shares, preferred shares or debt securities or any combination thereof, such indeterminate number of warrants to purchase ordinary shares, preferred shares or debt securities or any combination thereof, and such indeterminate number of units consisting of any combination of the securities registered hereunder, as shall have an aggregate initial offering price not to exceed $200,000,000. The securities registered also include such indeterminate amounts and numbers of ordinary shares and preferred shares as may be issued upon conversion of or exchange of other securities, upon exercise of warrants, subscription rights or units, or pursuant to the anti-dilution provisions of any such securities. (2) The proposed maximum aggregate offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure (2)(A)(iii)(b) under the Securities Act of 1933, as amended. (3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.